================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                          Date of Report: May 16, 1997
                  Date of earliest event reported: May 5, 1997

                              DI INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                          1-8226                        74-2144774
   (State of Incorporation)        (Commission File Number)      (IRS Employer Identification
                                                                             No.)

                        10370 RICHMOND AVENUE, SUITE 600
                           HOUSTON, TEXAS 77042-4136
             (Address of Registrant's principal executive offices)

                                 (713) 435-6100
              (Registrant's telephone number, including area code)

                           450 GEARS ROAD, SUITE 625
                              HOUSTON, TEXAS 77077
         (Former name or former address, if changed since last report)

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

     This Report contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts so included in this Report that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements regarding the Company's business strategy, plans and objectives; statements expressing beliefs and expectations regarding future rig utilization rates, day rates and other events and conditions that may influence the land rig drilling market and the Company's performance in the future; statements concerning future rig refurbishment plans, including the anticipated level of capital expenditure for, and the nature and scheduling of, rig refurbishment; statements regarding future redeployment of the Company's rigs to different markets; trends in the land drilling business and other such matters are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expect future developments and other factors it believes to be appropriate. The forward-looking statements included in this Report are also subject to a number of material risks and uncertainties. Important factors that could cause actual results to differ materially from the Company's expectations are discussed under the caption "Risk Factors" contained in the Company's Registration Statements on Form S-3 (No. 333-26519) and Form S-4 (No. 333-25811). Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

ITEM 5. OTHER EVENTS

     On May 5, 1997, DI Industries, Inc. (the "Company") filed a Registration Statement on Form S-3 (the "Senior Notes Prospectus") covering a proposed underwritten public offering (the "Senior Notes Offering") by the Company of $125.0 million "high-yield," unsecured debt securities (the "Senior Notes"). The Senior Notes Prospectus contains an updated description of (i) the Company's business and properties, including the assets of Grey Wolf (as defined below),
(ii) the Company's Bank Credit Facility (as defined below) and (iii) the Senior Notes. The Company is filing the information in this Current Report in order to update disclosure of such matters under the Exchange Act.

                                    BUSINESS

     The following information concerning the business and properties of the Company assumes that: (i) the acquisition of Grey Wolf Drilling Company, a Texas corporation ("Grey Wolf"), has received Grey Wolf shareholder approval, (ii) Grey Wolf has been merged with and into Drillers, Inc., a wholly-owned subsidiary of the Company, and (iii) Grey Wolf's assets and operations have been consolidated to form the Company's Gulf Coast Division. Additional information about the pending acquisition of Grey Wolf is contained in the Company's Current Report on Form 8-K filed March 10, 1997, and in its Registration Statement on Form S-4 (No. 333-25811).

GENERAL

     The Company is a leading provider of contract land drilling services in the U.S. with a domestic fleet of 102 rigs, of which 78 are currently marketed. The Company believes it has the largest or second largest active rig fleet in each of its three domestic core markets, which are served by its Ark-La-Tex, Gulf Coast and South Texas Divisions. The Company believes these markets have historically maintained higher utilization and day rates than other domestic markets. In addition to its domestic operations, the Company operates in Venezuela where the Company intends to increase its market presence by upgrading its current fleet of six rigs and deploying additional deep drilling rigs as warranted by market conditions. The Company has an inventory of 24 rigs, of which 21 are diesel electric SCR rigs, available for refurbishment and redeployment as demand warrants.

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

     In 1996, the Company initiated a reorganization of its operations in which the Company (i) replaced substantially all of its board of directors, (ii) hired a new management team, substantially all of whom joined the Company after August 1996 and (iii) implemented a new operating strategy. The Company believes the reorganization has positioned the Company to benefit from recent improvements in the land drilling industry.

INDUSTRY OVERVIEW

     The domestic land drilling industry is undergoing a period of rapid consolidation. The Company believes that during 1996 and the first quarter of 1997, six land rig companies have completed or have pending at least 17 transactions in which a combined total of approximately 341 rigs have been or are proposed to be acquired. Recent and pending transactions by the Company accounted for five of these consolidating acquisitions in which it acquired 65 rigs, of which 44 were actively marketed at the time of acquisition and 21 were stacked.

     Industry sources estimate that there are approximately 1,400 land drilling rigs available for work in the U.S. as compared to over 5,000 domestic land drilling rigs in 1982 and approximately 2,000 land drilling rigs as recently as 1990. The Company believes the demand for land drilling rigs in the Company's core markets has increased principally due to improved oil and gas drilling and production economics resulting from increased use of 3-D seismic, directional drilling and enhanced recovery techniques. For the first three months of 1997, the average active domestic land rig count was 715 as compared to 652 for the full year 1996, and 595 for the first three months of 1996. The Company's utilization rates in its core domestic markets averaged over 90% for the first three months of 1997. The convergence of land drilling rig supply and demand in its core domestic markets have contributed to improved financial results for the Company.

OPERATING STRATEGY

     The Company's operating strategy, which was initiated in connection with its change of management, is to achieve increased cash flow and earnings by:

          Acquiring Land Drilling Rigs. The Company intends to continue to be an active consolidator of the land drilling industry. Since August 1996, the Company has acquired 65 land drilling rigs in five significant transactions. Four of these acquisitions were of land drilling companies with long histories of operating in the Gulf Coast and South Texas markets. The fifth acquisition provided the Company with an inventory of diesel electric SCR drilling rigs suited for deployment to the Company's core domestic markets and Venezuela.

          Focusing on Core Markets. The Company intends to focus its operations in its core markets, the Ark-La-Tex, Gulf Coast, South Texas and Venezuelan markets. In each of its domestic core markets the Company believes it has the largest or second largest active rig fleet, and intends to maintain a leading market position. Management believes these markets have historically maintained higher demand and utilization rates than other domestic markets and that the Company's leading presence in these domestic markets enables it to achieve economies of scale and maintain the operating infrastructure to facilitate the deployment of inventoried drilling rigs into these markets in a cost effective manner. In Venezuela, the Company intends to increase its market presence by upgrading its current fleet of six rigs and deploying additional diesel electric rigs as warranted by market conditions.

          Refurbishing Rigs. The Company seeks to grow internally by capitalizing on its rig inventory. The Company has 24 rigs available for refurbishment and return to marketable status. Twenty-one of these rigs are diesel electric SCR drilling rigs which are currently in demand because of their suitability for directional and deep drilling applications. During the last quarter of 1996 and the first quarter of 1997, the Company refurbished and placed in service four drilling rigs. An additional six rigs are currently in various stages of refurbishment and are expected to be available for service by the end of the third quarter of 1997. The Company anticipates that during 1997 it may commence the refurbishment of up to an additional 15 rigs, depending upon a variety of factors, including management's assessment of existing and anticipated demand and day rates for land drilling rigs in the Company's domestic and Venezuelan markets and the Company's success in bidding for drilling contracts. See "-- Rig Inventory and Rig Refurbishments."

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

          Attracting and Retaining Qualified Personnel. The Company intends to attract and retain qualified personnel by offering a combination of wage rates, benefits and training programs that it believes will distinguish it from its competitors. Whenever possible, management intends to retain qualified operating personnel employed by drilling businesses acquired by the Company. In the Diamond M and Flournoy Acquisitions (as defined below), the Company employed substantially all of the seller's rig personnel. The Company expects to retain substantially all the rig personnel of Grey Wolf.

     The Company has maintained a strong equity capitalization to provide it with the financial flexibility to pursue acquisitions and rig refurbishments as opportunities arise. In all but one of the completed Transactions, the acquisition price for the business or assets acquired by the Company consisted entirely or primarily of the Company's common stock par value $.10 per share ("Common Stock"), resulting in an increase in shareholders' equity of $87.8 million. Additionally, the Company has increased its equity capitalization by raising $4.1 million in cash through a private placement of its Common Stock in December 1996.

RECENT AND PENDING TRANSACTIONS

     Grey Wolf Acquisition. On March 7, 1997, the Company entered into a definitive agreement (the "Merger Agreement") to merge Grey Wolf into Drillers, Inc, a wholly-owned subsidiary of the Company ("Drillers"). This merger is referred to herein as the "Grey Wolf Acquisition." Grey Wolf is a land drilling contractor operating primarily in South Louisiana and along the Texas Gulf Coast, and its principal operating assets are a fleet of 18 deep drilling land rigs, related equipment and vehicles. All of Grey Wolf's 18 rigs are currently working. The closing of the Grey Wolf Acquisition is subject to obtaining Grey Wolf shareholders' approval and to certain other conditions. It is anticipated that the proceeds from the Senior Notes Offering will be used, in part, to fund the cash portion of the Grey Wolf Acquisition. The closing of the Senior Notes Offering is expected to be contingent upon the simultaneous closing of the Grey Wolf Acquisition.

     The Merger Agreement provides that Grey Wolf's shareholders will receive up to $61.6 million in cash and approximately 14.0 million shares of Common Stock. The Merger Agreement provides, however, that if the "DI Common Stock Price" (as defined below) is less than $3.00 or more than $4.00, the number of shares of Common Stock to be issued will be adjusted. If the DI Common Stock Price is less than $3.00, the number of shares of Common Stock to be issued will be increased to a number of shares equal to $42.0 million divided by the DI Common Stock Price. If the DI Common Stock Price is more than $4.00, the number of shares of Common Stock to be issued will be decreased to the greater of (i) 11,666,667 shares, or (ii) a number of shares equal to $56.0 million divided by the DI Common Stock Price. Additionally, the Merger Agreement provides for the decrease of the cash consideration and a corresponding increase in the number of shares issued so that at least 45% of the value of the consideration consists of Common Stock. The "DI Common Stock Price" means an amount equal to the average of the closing sales price of DI Common Stock on the American Stock Exchange Consolidated Tape as reported by The Wall Street Journal (Southwest Edition) on each of the ten consecutive trading days immediately preceding the third trading day before the closing of the Grey Wolf Acquisition. Grey Wolf has agreed that it will not, and has agreed that it will request each of its officers and directors to agree that they will not, engage in trading in Common Stock during the 20 consecutive days immediately preceding the closing of the Grey Wolf Acquisition. The Merger Agreement provides that a post-closing escrow arrangement will be established for certain Grey Wolf litigation matters with $5.0 million of the cash consideration otherwise payable in the Merger to Grey Wolf's shareholders. If the Grey Wolf Acquisition had closed on May 1, 1997, the aggregate consideration would have consisted of $57.0 million in cash and 18.7 million shares of Common Stock. Additional information concerning the Grey Wolf Acquisition is set forth in the Company's Current Report on 8-K filed March 10, 1997.

     The Grey Wolf Acquisition is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to common Stock received by Grey Wolf shareholders. Arthur Andersen LLP has rendered an opinion for the benefit of the parties to the Grey Wolf Acquisition, including Grey Wolf and its shareholders, that the Grey Wolf Acquisition qualifies as such a reorganization. The opinion is based on a number of assumptions of fact, which are supported by certificates from the Company, Grey Wolf and certain Grey Wolf shareholders. A principal assumption is that the shareholders of Grey Wolf will satisfy the continuity of proprietary interest

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

standard with respect to Common Stock received in the Grey Wolf Acquisition. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of Common Stock by Grey Wolf shareholders during the five years following the Grey Wolf Acquisition could cause the IRS to assert that the Grey Wolf Acquisition does not qualify as a tax free reorganization. If the Grey Wolf Acquisition fails to qualify as a tax free reorganization for this or any other reason, the receipt of Common Stock will be taxable to the Grey Wolf shareholders at the time of the Grey Wolf Acquisition, and Grey Wolf will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to Grey Wolf estimated to be in excess of $30.0 million. The Company's wholly-owned subsidiary, Drillers, as the surviving corporation of the Grey Wolf Acquisition, would be liable for any such corporate tax.

     Flournoy Acquisition. On January 31, 1997, the Company acquired the operating assets of Flournoy Drilling Company ("Flournoy") for approximately
12.4 million shares of Common Stock and cash of approximately $800,000, which was utilized to repay certain indebtedness of Flournoy (the "Flournoy Acquisition"). The assets acquired included 13 land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. Under the purchase method of accounting, the Company valued the Common Stock issued in the Flournoy Acquisition at $31.1 million. The Company agreed to issue additional shares of the Common Stock to Flournoy's shareholders if, and to the extent that, on January 31, 1998 the aggregate market value of one-half of the shares received by the Flournoy shareholders, plus the gross proceeds from certain sales of Common Stock received in the transaction by the Flournoy shareholders prior to January 31, 1998, is, in total, less than $12.4 million.

     Diamond M Acquisition. On December 31, 1996, the Company completed the acquisition of certain assets of Diamond M Onshore, Inc. ("Diamond M") for approximately $26.0 million in cash (the "Diamond M Acquisition"). The assets acquired consisted of ten land drilling rigs, all of which are currently operating in South Texas, 19 rig hauling trucks, a yard and office facility in Alice, Texas and various other drill pipe and equipment.

     Mesa Acquisition. On October 3, 1996, the Company acquired all of the South Texas operating assets of Mesa Drilling, Inc. ("Mesa") in exchange for 5.5 million shares of Common Stock (the "Mesa Acquisition"). The assets acquired consist of six diesel electric SCR rigs, three of which are currently operating in South Texas. Under the purchase method of accounting, the Company valued the Common Stock issued in the Mesa Acquisition transaction at $7.5 million.

     RTO/LRAC and Somerset Acquisitions. On August 29, 1996, the Company completed the Acquisition of R. T. Oliver, Inc. ("RTO") and Land Rig Acquisition Corporation ("LRAC") in which approximately 39.4 million shares of Common Stock were exchanged for 18 inactive, deep drilling land rigs (the "RTO/LRAC Acquisition"). The rigs acquired in the RTO/LRAC Acquisition include five 3,000 horsepower and nine 2,000 horsepower land rigs rated for depths of 25,000 feet or greater. Contemporaneously with the closing of the RTO/LRAC Acquisition, the Company completed the acquisition of Somerset Investment Corp. ("Somerset") in which it issued approximately 39.4 million shares of Common Stock for $25.0 million in cash (the "Somerset Acquisition"). Under the purchase method of accounting, the Company valued the Common Stock issued in the RTO/LRAC Acquisition and the Somerset Acquisition at $25.0 million and $24.6 million, respectively. The recipients of the shares issued in the RTO/LRAC and Somerset Acquisitions were also issued warrants to acquire up to an aggregate of 3.4 million shares of Common Stock (the "Shadow Warrants"), exercisable upon the occurrence of certain events. As of April 30, 1996, approximately 2.9 million of the Shadow Warrants have been terminated unexercised. The $25.0 million capital infusion from the Somerset Acquisition was used for rig fleet refurbishment, debt repayment and general corporate purposes.

     Western Sale. On June 24, 1996, the Company completed the sale of all of the operational assets of Western Oil Well Service Co. ("Western"), a wholly-owned subsidiary of the Company for $3.9 million in cash (the "Western Sale"). The Company's Western Division provided well workover services in Montana, Utah and North Dakota. The Western Division consisted of 23 carrier-mounted workover rigs and certain real estate owned by the Company in Glendive, Montana and Roosevelt, Utah. Pursuant to the purchase agreement, the buyer assumed the obligations of the Company under its real and personal property leases

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

relating to the division. The Company recognized a gain of approximately $2.8 million on the sale of this division.

DOMESTIC OPERATIONS

     Giving effect to the Grey Wolf Acquisition, the Company has a total domestic rig fleet of 102 rigs, 78 of which are being actively marketed and 24 of which are held in inventory for refurbishment. See "-- Rig Inventory and Refurbishments." The following table summarizes the Company's domestic rig fleet, by horsepower rating and drive system:

                 HORSEPOWER RATING                    DIESEL ELECTRIC    MECHANICAL    TOTAL
                 -----------------                    ---------------    ----------    -----
 300- 999...........................................           1             37          38
1,000-1,999.........................................          19             13          32
2,000-3,000.........................................          28              3          31
      4,000.........................................           1             --           1
                                                           -----             --         ---
          Total.....................................          49             53         102
                                                           =====             ==         ===

     The Company's domestic drilling operations are conducted through five operating divisions in the United States organized by geographic area. The market area covered by each of the Company's divisions is depicted on the map located in the inside front cover of this Prospectus.

     Ark-La-Tex Division. The Ark-La-Tex Division provides drilling services primarily in Northeast Texas, Northern Louisiana and Southern Arkansas, and currently markets a fleet of 16 rigs. The majority of drilling in the Ark-La-Tex market is directed to three of the five principal target geologic formations in the region, generally located at depths ranging from 8,900 to 13,000 feet. For these target formations, 700 to 1,000 horsepower mechanical rigs are typically utilized in the Ark-La-Tex market. Thirteen of the division's rigs are suited for drilling to these depths, ten of which are mechanical, two of which are electrical and one is an SCR rig. The other two principal geologic targets in the market, the Austin Chalk and Pinnacle Reef formations, are located at substantially greater depths, typically from 15,500 to 22,000 feet. The Company has three marketable rigs suitable for these drilling targets. One of these deep drilling rigs is a 2,000 horsepower diesel electrical rig with a depth rating of 25,000 feet, the second is a 2,000 horsepower diesel electric SCR rig rated for 25,000 feet and the third is a 3,000 horsepower diesel electric SCR rig with a depth rating of 30,000 feet.

     During 1996, approximately 42% of the division's revenues were generated from daywork contracts, 3% from footage contracts and 55% from turnkey contracts. For the first quarter of 1997, the percentage of its contract revenues provided by daywork, footage and turnkey contracts was 46%, 5% and 49%, respectively. The average revenues per day for the division during 1996 and the first quarter of 1997, were $7,685 and $7,916, respectively, and for the same periods its average rig utilization rates were 86% and 92%, respectively.

     South Texas Division. The South Texas Division markets a fleet of 29 rigs consisting of 14 trailer mounted rigs with rated depth capacities ranging from 9,000 to 13,000 feet, seven diesel electric SCR rigs with rated depth capacities from 12,000 to 25,000 feet and eight conventional mechanical rigs with rated depth capacities ranging from 10,000 to 13,000 feet. The Company believes that trailer mounted rigs and 1,500 to 2,000 horsepower diesel electric SCR rigs are in highest demand in this market. Trailer mounted rigs are relatively more mobile than conventional rigs, thus decreasing the time and expense to the customer of moving the rig to and from the drillsite. Under ordinary conditions, the Company's trailer mounted rigs are capable of drilling an average of two 10,000 foot wells per month. The Company believes it operates the largest trailer mounted rig fleet in this market. The South Texas Division also operates a fleet of 35 trucks, which are used exclusively to move the Company's rigs. Most drilling in this market is for natural gas at depths ranging from 10,000 to 15,000 feet.

     During 1996, approximately 75% of the division's revenues were generated from daywork contracts, 14% from footage contracts and 11% from turnkey contracts. For the first quarter of 1997, the percentage of its contract revenues provided by daywork, footage and turnkey contracts was 47%, 15% and 38%, respectively.

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

The average revenues per day for the division during 1996 and the first quarter of 1997, were $5,522 and $7,992, respectively, and for the same periods its average rig utilization rates were 85% and 98%, respectively.

     Gulf Coast Division. Upon completion of the Grey Wolf Acquisition, Grey Wolf's assets and personnel will establish the Company's Gulf Coast Division. Grey Wolf's drilling services are provided to operators in South Louisiana and along the upper Texas Gulf Coast. Grey Wolf's rig fleet consists of 18 deep drilling rigs, including ten diesel electric rigs with rated depth capacities of 20,000 to 25,000 feet, four diesel electric SCR rigs with rated depth capacities of 14,000 to 20,000 feet and four conventional mechanical rigs with rated depth capacities of 18,000 to 25,000 feet.

     During Grey Wolf's fiscal year ended October 31, 1996, approximately 48% of its revenues were generated from daywork contracts, 10% from footage contracts and 42% from turnkey contracts. For its first fiscal quarter ended January 31, 1997, the percentage of its contract revenues provided by daywork, footage and turnkey contracts was 51%, 5% and 44%, respectively. The average revenues per day for Grey Wolf during 1996 and the its first fiscal quarter of 1997, were $9,558 and $10,395, respectively, and for the same periods its average rig utilization rates were 95% and 98%, respectively.

     Eastern Division. The Eastern Division markets a fleet of five rigs, primarily in Ohio. The Eastern Division principally drills gas wells at depths of 7,000 feet or less using air drilling techniques. This division typically contracts to drill packages of several wells.

     During 1996, approximately 30% of the division's revenues were generated from daywork contracts and 70% from footage contracts. For the first quarter of 1997, the percentage of its contract revenues provided by daywork and footage contracts was 11% and 89%, respectively. The average revenues per day for the division during 1996 and the first quarter of 1997, were $4,944 and $4,923, respectively, and for the same periods its average rig utilization rates were 72% and 88%, respectively.

     INDRILLERS Division. In 1996, the Company and Dart Energy Corp. ("Dart") formed INDRILLERS L.L.C. ("INDRILLERS") in which the Company has a 65% economic interest and Dart has a 35% economic interest. Rights to manage the company are shared equally. This division drills oil and gas wells principally in Michigan at depths of 1,000 to 16,000 feet. Nine of the ten rigs in this division have depth ratings ranging from 5,500 to 10,500 feet, and one is rated to 17,000 feet.

     During 1996, approximately 62% of the division's revenues were generated from daywork contracts, 22% from footage contracts and 16% from turnkey contracts. For the first quarter of 1997, the percentage of its contract revenues provided by daywork, footage and turnkey contracts was 69%, 23% and 8%, respectively. The average revenues per day for the division during 1996 and the first quarter of 1997, were $5,936 and $4,923, respectively, and for the same periods its average rig utilization rates were 31% and 19%, respectively.

FOREIGN OPERATIONS

     Venezuela Division. The Company began operating in Venezuela in 1994, and intends to upgrade the performance capabilities of its rig fleet in Venezuela and intensify its marketing efforts there in response to increased demand for land rig drilling services. The Company believes this demand has resulted principally from changes in Venezuelan government policies and legislation encouraging private sector participation in oil and gas exploration and production. In recent years, the Venezuelan national oil company, Petroleos de Venezuela, S.A. ("PDVSA"), has permitted international oil companies to enter into operating agreements with one of PDVSA's three main operating subsidiaries to rehabilitate, reactivate and develop certain of its older fields. Additionally, the Venezuelan government has enacted legislation enabling multinational oil companies to conduct exploration and development operations in Venezuela through production sharing arrangements with PDVSA and its subsidiaries. Through March 1997, eight large undeveloped properties have been awarded to multinational oil companies for development through production sharing arrangements. In November 1996, PDVSA solicited tenders from private companies for the rehabilitation, reactivation and development of 20 additional areas. The new operating agreements (referred to by PDVSA as the "Third Operating Round") are expected to cover 12 areas described by PDVSA as "onshore" locations covering a combined area of approximately 2,600 square kilometers (approximately 1,003 square miles). The Company

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

believes that Third Operating Round operations will require drilling and workover rigs ranging from 4,000 to 18,000 feet in capacity.

     Drilling contractors operating in Venezuela generally obtain contracts through a bidding process open only to drilling contractors previously approved for inclusion on the "bid list" of the customer and PDVSA.
Drilling contracts are sometimes awarded on a long-term basis, for periods of up to 24 months. In the Company's experience, bid specifications for Venezuelan drilling contracts typically require premium quality, intermediate and deep drilling rigs with 1,500 to 3,000 horsepower ratings equipped with top drive mechanisms. The Company believes that 3,000 horsepower rigs are currently highest in demand, but it anticipates that demand for intermediate capacity 1,500 to 2,000 horsepower rigs may improve in response to the Third Operating Round.

     Management has implemented measures to enhance the Company's Venezuelan operations, and has recently added local management having substantial experience with competing drilling contractors in Venezuela. The Company has since been restored to PDVSA's bid list from which it had been previously removed. The Venezuela Division is currently marketing four land drilling rigs with rated depths of 10,000 to 15,000 feet and two workover rigs, none of which is currently under contract. To improve the marketability of its existing Venezuelan rig fleet, the Company has scheduled all of its Venezuelan rigs for capital improvements and is actively seeking contracts for the improved rigs upon completion. The Company has budgeted $2.4 million for these capital improvements.

     To further increase its market presence and deep drilling capabilities in Venezuela, the Company is evaluating plans to refurbish and to deploy Venezuela two 3,000 horsepower diesel electric SCR rigs and two additional 800 horsepower, 10,000 foot drilling capacity rigs, each of which will require refurbishment to operate in the Venezuelan market. Its decision to refurbish and deploy such rigs in Venezuela will depend upon a variety of factors, including market conditions, management's assessment of existing and anticipated demand and day rates and the Company's success in bidding for drilling contracts. The Venezuelan Division generally provides its drilling services under daywork contracts and workover services under hourly contracts. Hourly contracts call for the Company to provide a rig and crew, for which it is paid on an hourly basis. Historically, the Venezuelan Division has contracted to provide crews to man rigs owned by the customer, and may do so in the future.

     Prior Foreign Operations. Foreign operations contributed approximately 36%, 53% and 21% of the Company's operating revenues for the years ended December 31, 1996 and 1995 and for the nine month period ended December 31, 1994, but accounted for approximately 71%, 68% and 15%, respectively, of the Company's total losses from continuing operations for the same three periods. For each of the same periods, the Company's foreign operations were conducted principally in Mexico and South America.

     Consistent with the Company's decision to redeploy its rigs to more productive markets, the Company has withdrawn from both the Argentine and Mexican markets. All four of the Company's drilling rigs previously located in Mexico have been returned to the United States. Of the four repatriated rigs, three have been refurbished and placed in service in the Company's Ark-La-Tex or South Texas Divisions and one is held for sale. In April 1997, the Company sold three of its six drilling rigs and certain other assets located in Argentina for $1.5 million. The remaining three rigs are being mobilized to the United States for refurbishment and redeployment over the second and third quarters of 1997. Although management has determined to concentrate its foreign operations in Venezuela, the Company will, from time to time, consider expansion into additional selected international markets as opportunities arise.

RIG INVENTORY AND REFURBISHMENTS

     As of the date of this Report, 24 rigs, or approximately 22% of the Company's rig fleet, are held in inventory for possible refurbishment and deployment as demand may warrant. One of these inventory rigs, a diesel electric SCR rig rated at 4,000 horsepower with a rated drilling capacity of 40,000 feet, was acquired in May 1997 for $4.0 million in cash. Management believes that the demand for land drilling rigs in the Company's Ark-La-Tex, Gulf Coast, South Texas and Venezuelan markets have improved sufficiently to justify a program to restore certain of its stacked rigs to marketable condition, including its recently acquired 4,000 horsepower rig.

     During the last quarter of 1996 and the first quarter of 1997, the Company commenced and completed the refurbishment of four rigs at an aggregate cost of approximately $3.2 million. Of these four recently refurbished rigs, one was a 3,000 horsepower diesel electric SCR rig with a rated drilling capacity of 30,000 feet. The diesel electric SCR rig was a previously stacked rig acquired in the RTO/LRAC Acquisition. The other three refurbished rigs were previously marketable rigs that were returned to the U.S. following the Company's withdrawal from the Mexican market in late 1996. These rigs included three mechanical rigs, rated at 750, 900 and 1,000 horsepower, with rated drilling capacities of 9,000, 10,000 and 15,000 feet, respectively. All four recently refurbished rigs are now assigned to the Company's Ark-La-Tex and South Texas Divisions.

     The Company is currently refurbishing six diesel electric SCR rigs. Four of these rigs are rated at 2,000 horsepower with rated drilling capacities of 25,000 feet. The fifth rig is rated at 1,500 horsepower with a rated drilling capacity of 18,000 feet, while the sixth rig is rated at 3,000 horsepower with a rated drilling capacity of 30,000 feet. The Company presently anticipates that of the refurbished rigs, two will be deployed to each of the Company's Ark-La-Tex, South Texas and Gulf Coast markets.

     The Company anticipates that during 1997 it may commence the refurbishment of up to an additional 15 rigs, depending upon a variety of factors, including management's assessment of trends in the demand and day rates in the Company's domestic and foreign markets, the Company's capital resources and other factors that may be pertinent at the time. The refurbishment cost for rigs to be deployed in the Company's core domestic markets is estimated to average approximately $1.5 million each, while refurbishment costs for 2,000 to 3,000 horsepower rigs for the Venezuelan market are estimated to average approximately $12.0 million, in each case including the cost of the associated drill string. Refurbishment and drill string costs for the Company's 4,000 horsepower rig acquired in May 1997 are estimated to be approximately $3.1 million.

RIG FLEET

     A land drilling rig consists of engines, drawworks, a mast, substructure, pumps to circulate drilling fluid, blowout preventers, drill string and related equipment. The actual drilling capacity of a rig may be less than its rated drilling capacity due to numerous factors, including the length of its drill string. The intended well depth and the drill site conditions determine the amount of drill string and other equipment needed to complete the well. Generally, land rigs operate domestically with crews of five to six persons and in Venezuela with crews of ten to 12 persons. The following table further sets forth certain information regarding the rigs owned and operated by the Company and Grey Wolf as of May 15, 1997.

                                                                                       MAXIMUM
                                                                                        RATED
          YEAR BUILT/                                                    HORSEPOWER   DRILLING
RIG NO.     REBUILT             DRAWWORKS             DRIVE SYSTEM(1)      RATING       DEPTH     STATUS(2)
-------   -----------           ---------             ---------------    ----------   ---------   ---------
                                                                                      (IN FEET)
                                          ARK-LA-TEX DIVISION
    1      1957/1980    Brewster N-85               Mechanical               900        15,000     Active
    2      1957/1981    Brewster N-85               Mechanical               900        15,000     Active
    3      1960/1982    Continental-Emsco A-550     Mechanical               700        13,500     Active
    6      1957/1980    Brewster N-85               Mechanical               900        15,000     Active
    7      1978         National 55                 Mechanical               700        12,500     Active
   10      1964/1989    Gardner-Denver 800          Mechanical             1,000        14,000     Active
   12      1980         Gardner-Denver 700          Mechanical               800        12,500     Active
   13      1981         Brewster N-75B              Mechanical             1,000        13,000     Active
   15      1965/1989    National 610                Mechanical               750        14,000     Active
   19      1981/1997    National 80-B               Mechanical             1,000        15,000     Active
   39      1980/1989    Gardner-Denver 800          Diesel Electric        1,000        16,000     Active
   40      1979         Gardner-Denver 1100E        Diesel Electric        1,500        20,000     Active
   42      1981         Continental-Emsco Elec. II  Diesel Electric SCR    2,000        25,000     Active
   44      1982         Gardner-Denver 1500E        Diesel Electric        2,000        25,000     Active
   48      1981/1997    Ideco E-3000                Diesel Electric SCR    3,000        30,000     Active
   75      1982/1996    Continental-Emsco D-3-E     Diesel Electric SCR    1,000        16,000     Active

                                         SOUTH TEXAS DIVISION
        31    1980/1994   Cabot 750                 Mechanical                  750         9,000       Active
        33    1981/1992   National 80 UE            Diesel Electric SCR       1,000        14,000       Active
        34    1981/1992   Superior 700 UE           Diesel Electric SCR         700        12,000       Active
        37    1981/1992   Continental-Emsco Elec.   Diesel Electric SCR       2,000        25,000       Active
                          II
        43         1981   Ideco E-1200              Diesel Electric SCR       1,200        17,000       Active
        70    1981/1997   Ideco BIR 800             Mechanical                  900        10,000       Active
       301         1990   Mid-Continent U-36A       Mechanical                  900        12,000       Active
       302    1964/1988   RMI 750                   Mechanical                  900        10,500       Active
       303    1966/1995   Brewster N-75             Mechanical                1,000        14,000       Active
       304    1969/1975   Cabot 750                 Mechanical                  750         9,500       Active
       305    1973/1990   Cabot 1000                Mechanical                1,000        13,000       Active
       306    1990/1997   RMI 1000                  Diesel Electric SCR       1,000        13,500       Active
       307    1993/1995   Ideco E-1200              Mechanical                1,200        17,000       Active
       308    1975/1992   Ideco BIR 800             Mechanical                  900        10,000       Active
       309    1976/1990   Gardner-Denver 500        Mechanical                  800        10,000       Active
       310    1980/1995   Brewster N-46             Mechanical                  850        12,000       Active
       311    1981/1996   Ideco BIR 800             Mechanical                  900        10,000       Active
       312         1982   Gardner-Denver 1100E      Diesel Electric SCR       1,500        17,000       Active
       314         1996   Cabot 750                 Mechanical                  750         9,500       Active
       840    1981/1994   Oilwell 840E              Diesel Electric SCR       1,500        18,000       Active
       851    1982/1994   National 80-B             Mechanical                1,000        14,000       Active
       859    1978/1991   Brewster N-75             Mechanical                1,000        14,000       Active
       860    1976/1995   Cabot 750                 Mechanical                  750         9,500       Active
       861    1978/1993   Cabot 900                 Mechanical                  900        11,000       Active
       862         1976   Cabot 900                 Mechanical                  900        13,000       Active
       863    1978/1988   Cabot 1000                Mechanical                1,000        13,000       Active
       864    1975/1994   Cabot 1000                Mechanical                1,000        13,000       Active
       865    1979/1993   Cabot 1200                Mechanical                1,200        14,000       Active
       866    1982/1993   Cabot 1200                Mechanical                1,200        14,000       Active
                                  GULF COAST DIVISION (GREY WOLF FLEET)(3)
       502         1987   Continental-Emsco C-II    Diesel Electric           2,000        25,000       Active
       503         1991   National 1320 UE          Diesel Electric           2,000        25,000       Active
       504         1990   National 110 M            Mechanical                1,500        18,000       Active
       505         1995   National 1320 UE          Diesel Electric           2,000        25,000       Active
       506         1977   Continental-Emsco C-II    Diesel Electric           2,000        25,000       Active
       507         1979   Continental-Emsco C-II    Diesel Electric           2,000        25,000       Active
       508         1981   Continental-Emsco C-II    Diesel Electric           2,000        25,000       Active
       509         1982   Continental-Emsco C-II    Diesel Electric           2,000        25,000       Active
       510         1983   Continental-Emsco C-I     Mechanical                1,500        25,000       Active
       511         1984   National 110 M            Mechanical                1,500        20,000       Active
       514         1990   National 110 UE           Diesel Electric SCR       1,500        16,000       Active
       515         1990   Oilwell 760 E             Diesel Electric SCR       1,000        14,000       Active
       516         1990   Oilwell 760 E             Diesel Electric SCR       1,000        14,000       Active
       517         1990   Oilwell 860 M             Mechanical                1,000        20,000       Active
       518         1991   Continental-Emsco C-I-II  Diesel Electric           1,500        20,000       Active
       519         1991   Continental-Emsco C-I-II  Diesel Electric           1,500        20,000       Active
       520         1995   Oilwell 840 E             Diesel Electric SCR       1,500        20,000       Active
       521         1997   National 1320 UE          Diesel Electric           2,000        25,000       Active
                                                  EASTERN DIVISION
       202         1981   Wilson Mogul 42           Mechanical-Air              450         8,000       Active
       203         1980   Wilson Mogul 42           Mechanical-Air              450         8,000       Active
       204         1979   Wilson Mogul 42           Mechanical-Air              450         6,500       Active
       208         1980   Wilson Mogul 42           Mechanical-Air              450         6,500       Active
       215         1980   Wilson Mogul 42           Mechanical-Air              450         6,500       Active
                                                 INDRILLERS DIVISION
         1         1980   Challenger 320            Mechanical                  350         5,500         Idle
         2         1979   Ideco H-37                Mechanical                  300         7,000         Idle
         3         1980   Challenger 320            Mechanical                  350         5,500         Idle
         4         1980   Challenger 320            Mechanical                  350         5,500         Idle
         5         1980   Ideco BIR 800             Mechanical                  900        10,000       Active
        41         1981   Ideco E-1200              Diesel Electric SCR       1,200        17,000         Idle

                                                                                       MAXIMUM
                                                                                        RATED
          YEAR BUILT/                                                    HORSEPOWER   DRILLING
RIG NO.     REBUILT             DRAWWORKS             DRIVE SYSTEM(1)      RATING       DEPTH     STATUS(2)
-------   -----------           ---------             ---------------    ----------   ---------   ---------
                                                                                      (IN FEET)
        53         1976   Cabot 550                 Mechanical                  450         6,500       Active
        56         1980   Ideco DIR 700             Mechanical                  700         8,500         Idle
        57         1977   Ideco BIR 550             Mechanical                  422         6,500       Active
        58         1977   Ideco DIR 700             Mechanical                  700         8,500       Active
                                                  VENEZUELAN DIVISION
       407         1980   Cooper LT0 350            Mechanical-WO               350        14,000         Idle
       423    1981/1996   Mid-Continent 712-U       Mechanical                1,500        15,000         Idle
       441         1980   Wilson Mogul 42           Mechanical-WO               350        12,000         Idle
       451         1981   Cabot 900                 Mechanical                  900        10,000         Idle
       452    1975/1994   Cabot 900                 Mechanical                  900        10,000         Idle
       453    1982/1994   Ideco H-35                Mechanical                  450        10,000         Idle
                                                 RIGS HELD IN INVENTORY
        38         1981   Oilwell 840E              Diesel Electric SCR       1,500        18,000    Inventory
        47         1982   Ideco E-1200              Diesel Electric SCR       1,200        17,000    Inventory
        49         1982   Ideco E-1200              Diesel Electric SCR       1,200        17,000    Inventory
        76         1982   Continental-Emsco D-3-E   Diesel Electric SCR       1,000        16,000    Inventory
        77         1981   Mid-Continent 914 EC      Diesel Electric SCR       1,400        20,000    Inventory
        78         1981   Continental-Emsco C-2-E   Diesel Electric SCR       2,000        25,000    Inventory
        79         1981   National 110 UE           Diesel Electric SCR       1,500        18,000    Inventory
        80    1981/1982   Oilwell E-2000            Diesel Electric SCR       2,000        25,000    Inventory
        81         1981   Oilwell E-2000            Diesel Electric SCR       2,000        25,000    Inventory
        82         1981   Oilwell E-2000            Diesel Electric SCR       2,000        25,000    Inventory
        83         1981   Oilwell E-2000            Diesel Electric SCR       2,000        25,000    Inventory
        84         1982   Oilwell E-2000            Diesel Electric SCR       2,000        25,000    Inventory
        85         1981   National 1320 UE          Diesel Electric SCR       2,000        25,000    Inventory
        86         1981   National 1320 UE          Diesel Electric SCR       2,000        25,000    Inventory
        87         1979   National 1320 UE          Diesel Electric SCR       2,000        25,000    Inventory
        88         1981   Continental-Emsco C-3     Diesel Electric SCR       3,000        30,000    Inventory
        89         1981   Oilwell E-3000            Diesel Electric SCR       3,000        30,000    Inventory
        90    1980/1981   National 1625 DE          Diesel Electric SCR       3,000        30,000    Inventory
        91    1980/1981   National 1625 DE          Diesel Electric SCR       3,000        30,000    Inventory
        92    1980/1981   National 1625 DE          Diesel Electric SCR       3,000        30,000    Inventory
       454         1981   Ideco BIR 800             Mechanical                  900        10,000    Inventory
       455         1981   Ideco BIR 800             Mechanical                  900        10,000    Inventory
       473    1981/1994   Cabot 900                 Mechanical                  900        10,000    Inventory
       558         1982   Dreco 4000-E              Diesel Electric SCR       4,000        40,000    Inventory

---------------

(1) "SCR" means silicone controlled rectifier; and "WO" means workover rig.

(2) The Company considers a rig that is presently working to be an "active" rig. Rigs that are not working but which are currently being actively marketed are viewed as "idle." "Inventory" rigs are rigs that are not working, are not currently being actively marketed and will require additional capital expenditures to activate them for service.

(3) To become the Company's Gulf Coast Division upon completion of the Grey Wolf Acquisition.

CONTRACTS

     The Company's contracts for drilling oil and gas wells are obtained either through competitive bidding or as a result of negotiations with customers. Contract terms offered by the Company are generally dependent on the complexity and risk of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Generally, domestic drilling contracts are for a single well, while foreign drilling contracts are for multiple wells. The contracts typically obligate the Company to pay certain operating expenses, including wages of drilling personnel, maintenance expenses, incidental rig supplies, equipment and local office facilities. Domestic drilling contracts are typically subject to termination by the customer on short notice, usually upon payment of a fee. Foreign drilling contracts generally require longer notice periods for termination and also may require that the customer pay for the mobilization and demobilization costs.

     The Company's drilling contracts generally provide for compensation on either a daywork, turnkey or footage basis. See "-- Domestic Operations" for the percentage of revenues by contract type for each domestic division.

     Daywork Contracts. Under daywork drilling contracts, the Company provides a drilling rig with required personnel to the operator, who supervises the drilling of the well. The Company is paid based on a negotiated fixed rate per day while the rig is utilized. Daywork drilling contracts generally specify the type of equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of out-of-pocket costs of drilling and the Company generally bears no part of the usual capital risks associated with oil and gas exploration (such as time delays for various reasons, including stuck drill pipe and blowout.)

     Turnkey Contracts. Under a turnkey contract, the Company contracts to drill a well to an agreed-upon depth under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. The Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. Turnkey contracts afford an opportunity to earn a higher return than would normally be available on daywork or footage contracts if the contract can be completed successfully without complications.

     The risks to the Company under a turnkey contract are substantially greater than on a well drilled on a daywork basis because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. The Company employs or contracts for engineering expertise to analyze seismic, geologic and drilling data to identify and reduce many of the drilling risks assumed by the Company. Management uses the results of this analysis to evaluate the risks of a proposed contract and seeks to account for such risks in its bid preparation. The Company believes that its operating experience, qualified drilling personnel, risk management program, internal engineering expertise and access to proficient third party engineering contractors have allowed it to reduce the risks inherent in turnkey drilling operations. The Company also maintains insurance coverage against some but not all drilling hazards.

     Footage Contracts. Under footage contracts, the Company is paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. The Company pays more of the out-of-pocket costs associated with footage contracts compared with daywork contracts. Similar to a turnkey contract, the risks to the Company on a footage contract are greater because it assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. As with turnkey contracts, the Company manages this additional risk through the use of engineering expertise and bid the footage contracts accordingly. The Company also maintains insurance coverage against certain drilling hazards.

CUSTOMERS AND MARKETING

     The Company's contract drilling customers include independent producers, major oil companies and national petroleum companies. One unaffiliated customer accounted for 18% of the Company's revenues for the quarter ended March 31, 1997. No customer accounted for more than 10% of DI's consolidated revenues for three months ended March 31, 1996, the years ended December 31, 1996 and 1995 or the nine months ended December 31, 1994.

     The Company primarily markets its drilling rigs on a regional basis through employee salesmen. These salesmen utilize personal contacts and industry periodicals and publications to determine which operators are planning to drill oil and gas wells in the immediate future. Once the Company has been placed on the "bid list" for an operator, the Company will typically be given the opportunity to bid on all future wells for that operator in the area.

     The Company from time to time enters into informal, nonbinding commitments with its customers to provide drilling rigs for future periods at agreed upon rates plus fuel and mobilization charges, if applicable, and escalation provisions. This practice is customary in the land drilling business during times of tightening rig supply. Although neither the Company nor the customer is legally required to honor these commitments, the Company strives to satisfy such commitments in order to maintain good customer relations.

COMPETITION

     The land drilling industry has recently experienced a period of consolidation. All of the Company's markets, however, continue to be highly competitive among several drilling contractors. Competition is generally based on price, workforce experience, equipment suitability and availability, reputation, expertise and financial capability. The Company believes that in each of its markets, it has a significant presence in terms of equipment and workforce experience. Several of the Company's competitors have greater financial and other resources than the Company and may commit more capital and human resources than the Company to these important factors. If demand for drilling rigs increases in the future, rig and crew availability may become more critical competitive factors. Although competition is primarily on a regional basis, rigs can be moved from one region to another in response to changes in levels of drilling activity, subject to crew availability, mobilization expenses and the suitability of the rigs for drilling in another region.

EQUIPMENT AND SUPPLIES

     Although equipment and supplies used in the Company's business are generally available from multiple sources, there is a general shortage of drilling equipment and supplies. The Company believes these shortages may intensify. The costs and delivery times of equipment and supplies are substantially greater than in prior periods and are currently escalating. In response to this trend, the Company in 1996 formed an alliance with a major drill pipe manufacturer. The alliance enables the Company to take delivery through 1998 of agreed maximum quantities of drill pipe in commonly used diameters at fixed prices plus possible escalations for increases in the manufacturer's cost of raw materials. As is common in the industry, the drill pipe supply alliance is not a formal contractual agreement but represents an informal arrangement in which both parties undertake to satisfy the supply objectives of the alliance. Due in part to its alliance arrangement, the Company is not currently experiencing any material shortages of, or material price increases in, drill pipe. The Company may, however, experience drill pipe shortages and price increases in the future with respect to quantities in excess of, and varieties of drill pipe not covered by, its drill pipe alliance. The Company is also attempting to establish arrangements to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that it will be able to do so.

REGULATION

     General. The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations, including regulations that control the discharge of materials into the environment or require remediation of contamination. Many of the Company's activities are conducted in or near ecologically sensitive areas, such as wetlands, inland waterways, and coastal environments. Numerous federal and state environmental laws regulate drilling activities and impose liability for causing pollution in inland, coastal and offshore waters. State and federal legislation also provide special protections to animal and marine life that could be affected by the Company's activities. In general, under various applicable environmental programs, the Company may potentially be subject to regulatory enforcement action in the form of injunctions, cease and desist orders, and administrative, civil and criminal penalties for violations of environmental laws. The Company may also be subject to liability for natural resource damages and other civil claims arising out of a pollution event.

     Environmental regulation has led to higher drilling costs, a more difficult and lengthy well permitting process and, in general, has adversely affected many oil companies' drilling decisions. Prohibitions on drilling in certain ecologically sensitive areas are likely to remain in effect or even be extended.

     Laws and regulations protecting the environment have become more stringent in recent years, and may, in certain circumstances, impose strict liability rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or adoption of new requirements could have a material adverse effect on the Company.

     The primary environmental statutory and regulatory programs that affect the Company's operations include:

          Oil Pollution Act and Clean Water Act. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to hazardous substances and oil spills into navigable waters. Under OPA, a person owning a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters and adjoining shorelines is liable as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages, arising from a spill.

          Responsible parties under OPA include owners or operators of onshore or offshore drilling facilities. OPA requires responsible parties to maintain proof of financial responsibility to cover some portion of the cost of a potential spill and to prepare an oil spill contingency plan. Failure to comply with these requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement action.

          Wetlands. The CWA regulates the discharge of dredged or fill material and pollutants to wetlands areas. Many of the Company's activities are conducted in or near ecologically sensitive areas, such as wetlands, coastal environment and inland waterways. An oil spill in a wetland or inland waterway could produce substantial damage to the environment, including wildlife and natural resources.

          Clean Air Act. The operations of the Company are subject to the Clean Air Act ("CAA"), as amended, and comparable state statutes. Traditional air quality programs relating to prevention of significant deterioration of air quality in areas with unacceptable pollution levels ("nonattainment areas") restrict drilling in affected areas. Amendments to the CAA contain provisions that may result in the imposition over the next decade of certain requirements with respect to air emissions, which requirements may require capital expenditures by the Company. The Environmental Protection Agency ("EPA") is currently developing regulations to implement these requirements which may result in more stringent air quality standards. Regulations mandating stricter emissions controls in nonattainment areas would increase the cost associated with operations in those areas.

          Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), commonly referred to as the "Superfund" law, imposes strict, joint and several liability on certain classes of persons with respect to the release or threatened release of a hazardous substance to the environment. These persons include: (i) the owner and operator of a facility from which hazardous substances are released; (ii) owners and operators of a facility at the time any hazardous substances were disposed;
     (iii) generators of hazardous substances that were released at such facility; and (iv) parties who arranged for the transportation of hazardous substances to such facility. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which hazardous substances have been released. To date, however, the Company has not been named a potentially responsible party under CERCLA or any similar state Superfund laws.

          Hazardous Waste Disposal. The Company's operations involve the generation or handling of materials that are classified as hazardous waste, and that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes and is considering the adoption of stricter handling and disposal standards for nonhazardous wastes.

          NORM. Oil and gas exploration and production activities have been identified as generators of naturally-occurring radioactive materials ("NORM"). The generation, handling and disposal of NORM due to oil and gas exploration and production activities is currently regulated in Louisiana. NORM regulations also have been adopted recently in Texas. The Company does not believe that its compliance with such regulations will have a material effect on its operations or financial condition, but there can be no assurance in this regard.

          Right-To-Know. Title III of the Federal Superfund Amendment and Reauthorization Act ("SARA Title III") of 1986, commonly known as the Emergency Planning and Community Right-to-Know Act ("EPCRA"), requires owners and operators of facilities that store, use or release hazardous and extremely hazardous chemicals over specified threshold amounts to report information about those chemicals. Non-manufacturing operations, including oil and gas exploration and producing facilities, are subject to EPCRA and similar state statutes. Regulations implementing EPCRA require the facility owner and operator to notify state and local authorities of certain chemicals on site, to report releases of these chemicals and to submit an annual inventory of chemicals at the facility. Administrative, civil and criminal penalties may be assessed for regulatory violations. The Company will likely be required to increase its expenditures during the next several years to comply with higher industry and regulatory safety standards. Such expenditures cannot be accurately estimated at this time.

          Hazard Communication Standard. The Occupational Safety and Health Administration issued the Hazard Communication Standard ("HCS") that employers to identify the chemical hazards at their facilities and to educate employees about these hazards. HCS applies to all private-sector employers including the oil and gas exploration and producing industry. HCS requires that employers assess their chemical hazards, obtain and maintain certain written descriptions of these hazards, develop a hazard communication program and train employees to work safely with the chemicals on site. Failure to comply with the requirements of the standard may result in administrative, civil and criminal penalties.

          Frost Laws. The operations of the Company's Eastern Division and INDRILLERS Division are limited during April and May of each year due to the "frost laws" of the states in which they operate. These frost laws restrict the movement of equipment on public roads during these months.

LEGAL PROCEEDINGS

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's financial condition or results of operations.

     Certain litigation, styled TEPCO, Inc. v. Grey Wolf Drilling Company (Cause No. 96-49194), is presently pending against Grey Wolf in the 164th Judicial District Court of Harris County, Texas. In its petition filed on September 30, 1996, TEPCO, Inc. ("TEPCO") alleges that Grey Wolf breached contractual obligations it owed to TEPCO by failing to drill an oil and gas well or wells for it in the Treasure Isle Field, located in Galveston, Texas. TEPCO also alleges that it lost rights under an oil and gas lease it had under an alleged agreement with Mobil Producing Texas and New Mexico, Inc., causing plaintiff to suffer money damages, which it values in its petition at "many tens of millions of dollars." Grey Wolf intends to vigorously defend this action. Grey Wolf has filed a counterclaim in the lawsuit for approximately $250,000 for recovery of unpaid statements, and interest, for services rendered or materials provided by Grey Wolf in connection with the drilling of two wells for TEPCO which were completed before Grey Wolf ceased performing work for TEPCO. Following the consummation of the Grey Wolf Acquisition, Messrs. James K. B. Nelson and Sheldon B. Lubar, as representatives of the Grey Wolf shareholders, will control and direct the handling of the lawsuit, and the Company will provide such assistance and cooperation as is reasonably requested by the attorneys representing the Company in the case. Mr. Nelson is a director nominee to be elected following the Grey Wolf Acquisition and Mr. Lubar is a principal shareholder of Grey Wolf. An escrow, consisting of $5.0 million of the cash consideration for the Grey Wolf Acquisition, will be established to provide a source of payment for the net costs to the Company, if any, for any eventual settlement by, or the payment of a monetary court judgment against, the Company arising out of this or any other lawsuit by TEPCO based on the same facts and circumstances. A judgment in favor of TEPCO in excess of $5.0 million could have a material adverse effect on the Company.

INSURANCE

     The Company's operations are subject to the many hazards inherent in the drilling business, including, for example, blowouts, cratering, fires, explosions and adverse weather. These hazards could cause personal injury, suspend drilling operations or seriously damage or destroy the equipment involved and could cause substantial damage to producing formations and surrounding areas. Damage to the environment could also result from the Company's operations, particularly through oil spillage and extensive, uncontrolled fires. As a protection against operating hazards, the Company maintains insurance coverage, including comprehensive general liability or commercial contract indemnity (including a separate policy for foreign liability), commercial umbrella and workers' compensation insurance. The Company's third party liability insurance coverage under each of the general and foreign policies is $1.0 million per occurrence, with a deductible of $100,000 per occurrence and annual maximum coverage of $2.0 million. The commercial umbrella limit is $30.0 million per occurrence. The Company believes that it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters, extensive fire damage or damage to the environment.

     The Company also maintains insurance coverage on an annual basis to protect against certain hazards inherent in its turnkey contract drilling operations. This insurance covers "control of well" (including blowouts above and below the surface), cratering, seepage and pollution and care, custody and control. The Company does not have casualty insurance with respect to its rigs or drill strings. The Company believes that it maintains insurance in accordance with industry standards. The Company's current insurance program provides $500,000 coverage per occurrence for care, custody and control, and $10.0 million coverage per occurrence for control of well, cratering and seepage and pollution associated with drilling operations. Each form of coverage provides for a deductible for the account of the Company, as well as a maximum limit of liability. Each casualty is an occurrence, and there may be more than one such occurrence on a well, each of which would be subject to a separate deductible.

FACILITIES

     The following table summarizes the Company's significant owned and leased properties:

              LOCATION                INTEREST                    USES
              --------                --------                    ----
Houston, Texas......................   Leased     Executive Offices
Houston, Texas......................    Owned     Rig Yard
Alice, Texas........................    Owned     Field Office, Rig Yard, Truck Yard
Duson, Louisiana....................    Owned     Rig Yard
Eunice, Louisiana...................    Owned     Field Office
Fillmore, Louisiana.................    Owned     Field Office
Oklahoma City, Oklahoma.............    Owned     Rig Yard
Mt. Pleasant, Michigan..............    Owned     Field Office, Rig Yard
Midvale, Ohio.......................    Owned     Field Office, Rig Yard

     The Company has leased approximately 17,200 square feet of office space for its principal executive offices at a cost of approximately $22,000 per month. The Company considers all of its facilities to be in good operating condition and adequate for their present uses.

EMPLOYEES; SHORTAGES

     At April 30, 1997, the Company had approximately 1,580 employees and Grey Wolf had approximately 425 employees, substantially all of whom are expected to join the Company. None of the Company's or Grey Wolf's employees are subject to collective bargaining agreements, and management believes its employee relations are satisfactory.

     The demand for, and wage rates of, qualified rig crews, have begun to rise in the land drilling industry in response to the increasing number of active rigs in service. Although the Company has not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have in the past occurred in the industry in times of increasing demand for land drilling services. If the number of active drilling rigs continues to increase, the Company may experience shortages of qualified personnel to operate its rigs, which could have a material adverse effect on the Company's financial condition and results of operations.

                                 DEBT FINANCING

BANK CREDIT FACILITY

     On December 31, 1996, the Company and Drillers entered into a senior secured reducing revolving credit facility as co-borrowers. This facility was amended and restated on April 30, 1997, and is referred to herein as the "Bank Credit Facility." DI International, Inc., a wholly-owned subsidiary of the Company ("International"), guaranteed the obligations of the borrowers under the Bank Credit Facility. The Bank Credit Facility, which replaced Drillers' 1994 credit facility, provides the Company and Drillers with the ability to borrow up to $50.0 million from time to time prior to April 30, 2000, subject to the reductions described below, with up to $5.0 million of such amount available for letters of credit. Interest under the Bank Credit Facility accrues at a variable rate, using (at the borrowers' election) either the agent's base rate plus a margin ranging from 0.75% to 1.50%, depending upon the Company's trailing 12-month debt to EBITDA ratio, or a rate based on the interbank Eurodollar market plus a margin ranging from 1.75% to 2.50%, depending upon the Company's trailing 12-month debt to EBITDA ratio. Letters of credit accrue a letter of credit fee equal to the margin described above for the interbank Eurodollar market interest rate plus a facing fee of 0.25% per annum. The borrowers pay a commitment fee of 0.5% per annum on the average unused portion of the lenders' commitments. The borrowers' indebtedness under the Bank Credit Facility is secured by a security interest in (i) all domestic drilling rigs and related equipment owned by the Company or the Guarantors (as defined in the Bank Credit Agreement), (ii) the stock of the Guarantors (as defined in the Bank Credit Agreement), (iii) the member interest of Drillers in INDRILLERS and (iv) substantially all other assets of the Company and the Guarantors, wherever located (other than stock of other subsidiaries). Drillers is a co-borrower with the Company under the Bank Credit Facility and International has guaranteed the Company's obligations under the Bank Credit Facility.

     The lenders' commitments will be reduced by the amount of net cash proceeds received by the Company or its subsidiaries from sales of collateral in excess of $1.0 million individually or $2.0 million in the aggregate in any 12-month period. In addition, mandatory prepayments would be required upon (i) the receipt of net proceeds received by the Company or its subsidiaries from the incurrence of certain other debt or sales of debt or equity securities in a public offering or private placement, or (ii) the receipt of net cash proceeds received by the Company or its subsidiaries from asset sales (other than proceeds from dispositions of inventory in the ordinary course of business, certain licenses of intellectual property, certain inter-company transfers, and sales of rigs identified in the credit agreement as equipment held for resale) or the receipt of insurance proceeds on assets of the borrowers, in each case to the extent that such proceeds are in excess of $500,000 individually or $1.0 million in the aggregate in any 12-month period. The final maturity date of the Bank Credit Facility is April 30, 2000.

     The initial borrowings under the Bank Credit Facility on December 31, 1996, were used to complete the Diamond M Acquisition. Other borrowings may be used to make land rig acquisitions and for general corporate purposes.

     Among the various covenants that must be satisfied by the Company under the Bank Credit Agreement are the following five financial covenants under which the Company will not permit:

          (i) working capital (as defined in the Bank Credit Agreement) to be less than $5.0 million on the last day of any fiscal quarter;

          (ii) consolidated net worth to be less than the sum of $60.0 million plus (a) 50% of the Company's consolidated net income, if positive, for the period from January 1, 1997, to the final day of the most recent period for which consolidated financial information of the Company is available and
     (b) 50% of the increase to shareholders' equity of the Company attributable to the issuance of Common Stock;

          (iii) the ratio of (a) the appraised fair market value of rigs and related equipment to (b) the lenders' commitments to be less than 2 to 1;

          (iv) the ratio of consolidated debt to total capitalization to exceed
     0.6 to 1; and

          (v) the ratio of consolidated EBITDA to consolidated interest expense for the most recent quarter to be less than 3 to 1.

     The Bank Credit Agreement also contains provisions restricting the ability of the Company and its subsidiaries to (i) engage in new lines of business unrelated to their current activities, (ii) enter into mergers or consolidations or asset sales or purchases (with specified exceptions), (iii) incur liens or debts or make advances, investments or loans (in each case, with specified exceptions), (iv) pay dividends or redeem stock (except for certain inter-company transfers), (v) enter into transactions with affiliates other than on an arm's-length basis in the ordinary course of business (with specified exceptions), (vi) prepay or materially amend any other indebtedness, (vii) modify any certificate of incorporation or by-laws in a manner adverse to the lenders, (viii) issue any stock (other than common stock), (ix) agree to or incur any restriction on the rights of the Company's subsidiaries to pay dividends, make loans, transfer assets or take similar actions (with certain exceptions) or (x) form new subsidiaries (with certain exceptions).

     Events of default under the Bank Credit Facility include (i) non-payment of amounts owing under the Bank Credit Facility, (ii) misrepresentation, (iii) breach of covenants, (iv) default with respect to other indebtedness in excess of $350,000, (v) bankruptcy, (vi) certain ERISA events, (vii) default under, or noneffectiveness of, the security documents covering the collateral, (viii) default under, or noneffectiveness of, the guaranty by International (or any other future guaranty), (ix) judgments in excess of $350,000, and (x) a change of control (meaning that (a) the Company ceases to own 100% of Drillers and International, (b) some person or group has either acquired beneficial ownership of 30% or more of the Company or obtained the power to elect a majority of the Company's board of directors, (c) the Company's board of directors ceases to consist of a majority of "continuing directors" (as defined in the Bank Credit Agreement) or (d) Norex Drilling Ltd., SDA, and SCP cease to own or control at least 30% of the Company).

SENIOR NOTES OFFERING

     The Company intends to finance the cash portion of the Grey Wolf Acquisition consideration from the proceeds of a proposed underwritten public offering by the Company of "high-yield," unsecured debt securities ("Senior Notes"). Accordingly, the Company filed a Registration Statement on Form S-3 (No. 333-26519) (the "Senior Notes Prospectus") with the Securities and Exchange Commission covering the offering by the Company of $125.0 million of its Senior Notes (the "Senior Notes Offering").

     The net proceeds to the Company from the Senior Notes Offering are estimated to be approximately $121.1 million, after deducting underwriting discounts, commissions and fees and expenses of the Senior Notes Offering payable by the Company. The Company intends to use the proceeds of the Senior Notes Offering to pay the cash portion of the consideration for the Grey Wolf Acquisition of up to $61.6 million and associated transaction costs estimated at $300,000 and repay all indebtedness then outstanding under the Bank Credit Facility. The balance of the net proceeds from the Senior Notes Offering will be used for working capital and for general corporate purposes, including the refurbishment of rigs. The amount of proceeds used for refurbishing rigs will depend on a number of factors, including market conditions, management's assessment of existing and anticipated demand and day rates for land drilling rigs in the Company's domestic and Venezuelan markets and the Company's success in bidding for drilling contracts.

     The Company anticipates that the final terms of the Senior Notes (including the principal amount of the Senior Notes, the interest rate and redemption terms) will be set forth in an indenture to be finalized and executed by the Company upon closing of the Senior Notes Offering (the "Indenture"). Although the terms of the Senior Notes will not be finalized until the conclusion of the Senior Notes Offering, the Company presently expects that the Senior Notes will feature the following general terms:

          The Senior Notes will mature ten years after the date of the Senior Notes Offering. Interest on the Senior Notes is payable semi-annually. The Senior Notes will not be redeemable prior to five years after date of the Senior Notes Offering, after which time, the Senior Notes will be redeemable, in whole or in part, at the option of the Company at decreasing redemption prices plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time during the first 36 months after the date of the issuance of the Senior Notes, the Company may, at its option, redeem a portion of the aggregate principal amount of the Senior Notes with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture) at decreasing redemption prices calculated as a percentage of the principal amount thereof, plus accrued and unpaid interest thereon, provided that a minimum aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption. Upon the occurrence of a Change of Control (as defined in the Indenture), each Holder (as defined in the Indenture) of the Senior Notes may require the Company to repurchase such Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of repurchase.

          The Senior Notes will be general unsecured senior obligations of the Company ranking pari passu in right of payment with all indebtedness and other liabilities of the Company that are not subordinated by their terms to other indebtedness of the Company and senior in right of payment to all indebtedness of the Company that by its terms is so unconditionally guaranteed, on a joint and several basis (the "Guarantees"), by each of the Company's wholly-owned, domestic subsidiaries and any other subsidiary that guarantees indebtedness of the Company or a guarantor (the "Guarantors'). The Guarantors will be senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with all other indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other indebtedness of such Guarantor. The Guarantees may be released under certain circumstances. The Senior Notes and Guarantees will be effectively subordinated to secured indebtedness of the Company and the Guarantors, respectively, with respect to the assets securing such indebtedness, including any indebtedness under the Bank Credit Facility, which is secured by liens on substantially all of the assets of the Company and the Guarantors. As of March 31, 1997, on a pro forma basis after giving effect to the issuance of the Senior Notes and the completion of the other transactions described above, the Company and its subsidiaries would have had outstanding approximately $1.3 million of secured indebtedness. The Indenture will permit the Company and its subsidiaries, including the Guarantors, to incur additional indebtedness in the future, including certain secured indebtedness, subject to limitations.

CERTAIN CONSEQUENCES OF DEBT FINANCING

     Significant Leverage And Debt Service Requirements. After giving effect to the issuance of the Senior Notes, the Company will have significant debt service requirements due to the substantial indebtedness it has incurred primarily to finance acquisitions (including the Grey Wolf Acquisition) and expand its operations. Additionally, the Company and Drillers entered into the Bank Credit Facility, which is a $50.0 million amended and restated senior secured revolving credit facility with a syndicate of commercial banks. The Bank Credit Facility is expected to be substantially undrawn immediately following the Senior Notes Offering. The Company expects to continue to borrow under the Bank Credit Facility and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes. As of March 31, 1997, on a pro forma basis, after giving effect to the Grey Wolf Acquisition and the repayment of all indebtedness then outstanding under the Bank Credit Facility from the proceeds of the Senior Notes Offering, the Company would have had $126.3 million in total indebtedness and $140.0 million in shareholders' equity.

     The level of the Company's indebtedness could have several important effects on the Company's future operations, including, among others, (i) its ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes and (iii) the Company's significant leverage could make it more vulnerable to economic downturns in the industry. The Company's ability to meet its debt service obligations and reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, levels of interest rates, and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations to meet debt service requirements and payments of principal, and if the Company is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, including the Senior Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

     Restrictions Imposed By Terms Of Indebtedness. The Company expects that the Indenture will contain covenants restricting or limiting the ability of the Company and certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other restricted payments;
(iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers, acquisitions and consolidations; (vii) make certain investments; (viii) enter into transactions with related persons; and (ix) engage in unrelated lines of business.

     In addition, the loan agreement setting forth the terms of the Bank Credit Facility (the "Bank Credit Agreement") contains certain other and more restrictive covenants than those expected to be contained in the Indenture. These covenants may adversely affect the Company's ability to pursue its acquisition and rig refurbishment strategies and limit its flexibility in responding to changing market conditions. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The Bank Credit Agreement contains and it is expected that the Indenture will contain covenants and default terms that effectively cross default the two credit arrangements. Accordingly, the breach of any of the debt covenants applicable to the Company could result in a default under both the Bank Credit Agreement and the Indenture, and possibly other then outstanding debt obligations of the Company, if any. If the indebtedness under the Bank Credit Facility, the Senior Notes or other indebtedness were to be accelerated, there can be no assurance that the Company's assets would be sufficient to repay in full all the Company's indebtedness, including the Senior Notes.

     Risk Of Inability To Repurchase Senior Notes Upon A Change Of Control. The Company expects that the Indenture will provide that upon the occurrence of a Change of Control, the Company must offer to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The occurrence of a Change of Control (as defined in the Bank Credit Facility) may result in lenders under the Bank Credit Facility having the right to require the Company to repay all indebtedness outstanding thereunder. There can be no assurance that the Company will have available funds sufficient to repay all indebtedness owing under the Bank Credit Facility or to fund the purchase of the Senior Notes upon a Change of Control.

     History Of Losses From Operations. The Company has a history of losses and has not had a profitable year since 1991. The Company incurred net losses of $11.7 million and $13.4 million for the years ended December 31, 1996 and 1995, respectively, and $2.2 million for nine months ended December 31, 1994. The calendar year 1996 loss includes nonrecurring charges of $6.1 million, while the 1995 loss includes a provision for asset impairment of $5.3 million. On a historical basis, the Company would not have been able to service the level of indebtedness expected to be incurred by the issuance of the Senior Notes. Profitability in the future will depend largely upon utilization rates and day rates for the Company's drilling rigs. There is no assurance that current utilization rates and day rates will not decline or that the Company will not continue to experience losses.

     A registration statement on Form S-4 (No. 333-25811) relating to the offering of the Company's Common Stock in the Grey Wolf Acquisition and a registration statement on Form S-3 (No. 333-26519) relating to the Company's offering of the Senior Note has been filed with the Securities and Exchange Commission but have not yet become effective. The securities offered by each of the registration statements may not be sold nor may offers to buy be accepted prior to the time the time that each such registration statement becomes effective. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any of such securities.

                                    EXHIBITS

     The following exhibits are filed with this Current Report on Form 8-K:

    2.1      -- Agreement and Plan of Merger dated May 7, 1996, among DI
                Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver,
                Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig
                Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to Registration Statement No. 333-6077).
    2.2      -- Amendment to Agreement and Plan of Merger dated May 7,
                1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy
                T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and
                Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.1 to Registration Statement No.
                333-6077).
    2.3      -- Second Amendment to Agreement and Plan of Merger dated
                July 26, 1996, among DI Industries, Inc., DI Merger Sub,
                Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver,
                Inc. and Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.2 to Amendment No. 1 to Registration Statement No. 333-6077).
    2.4      -- Agreement and Plan of Merger dated May 7, 1996, among DI
                Industries, Inc. and Somerset Investment Corp.
                (incorporated herein by reference to Exhibit 2.2 to Registration Statement No. 333-6077).
    2.5      -- Amendment to Agreement and Plan of Merger dated May 7,
                1996, among DI Industries, Inc. and Somerset Investment
                Corp. (incorporated herein by reference to Exhibit 2.2.1 to Registration Statement No. 333-6077).
    2.6      -- Second Amendment to Agreement and Plan of Merger dated
                July 26, 1996, among DI Industries, Inc. and Somerset
                Investment Corp. (incorporated herein by reference to Exhibit 2.2.2 to Amendment No. 1 to Registration
                Statement No. 333-6077).
    2.7      -- Asset Purchase Agreement dated October 3, 1996, by and
                between the Registrant and Meritus, Inc., a Texas corporation, Mesa Rig 4 L.L.C., a Texas limited liability company, Mesa Venture, a Texas general partnership, and Mesa Drilling, Inc., a Texas corporation (incorporated herein by reference to Exhibit 2.1 to Registration
                Statement No. 333-14783).
    2.8      -- Asset Purchase Agreement dated November 12, 1996, between
                Diamond M Onshore, Inc. and Drillers, Inc. (incorporated herein by reference to Exhibit 2.1 to Form 8-K dated
                December 30, 1996).
    2.9      -- Letter Agreement dated December 31, 1996, between Diamond
                M Onshore and Drillers, Inc. amending the Asset Purchase
                Agreement (incorporated herein by reference to Exhibit
                2.2 to Form 8K dated December 30, 1996).
    2.10     -- Asset Purchase Agreement dated December 31, 1996, by and between Flournoy Drilling Company and Drillers, Inc.
                (incorporated herein by reference to Exhibit 2.1 to Form
                8-K dated January 31, 1996).
    2.11     -- Form of Shareholder Agreement entered into January 31,
                1997, by DI Industries, Inc., Drillers, Inc., and Lucien
                Flournoy, Maxine E. Flournoy, Betty Louise Flournoy
                Fields, Helen Ruth Flournoy Pope, Mary Anne Flournoy
                Guthrie, F.C. West, Gregory M. Guthrie, Byron W. Fields,
                John B. Pope, the Flournoy First, Second and Third Fields
                Grandchild Trusts, the Flournoy First, Second and Third
                Pope Grandchild Trusts, and the Flournoy First, Second,
                Third, Fourth and Fifth Guthrie Grandchild Trusts
                (incorporated herein by reference to Exhibit 10.22 to Registration Statement No. 333-20423).

    2.12     -- Agreement and Plan of Merger dated March 7, 1997, by and among DI Industries, Inc., Drillers Inc., and Grey Wolf Drilling Company including form of Escrow Agreement, form of Trust Under Grey Wolf Drilling Company Deferred Corporation Plan, and form of Grey Wolf Drilling Company Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Form 8-K dated March 10,
                1997).
    2.13     -- Agreement between Pool Company and Western Oil Well
                Service Co. executed May 31, 1996 (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 24,
                1996).
   10.1      -- Amended and Restated Senior Secured Revolving Credit
                Agreement dated as of April 30, 1997, among DI Industries, Inc. and Drillers, Inc. (as borrowers), DI International, Inc. (as guarantor), Bankers Trust Company, as Agent, ING (US) Capital Corporation, as Co-Agent, and various financial institutions, as Lenders (incorporated by reference to Exhibit 10.1 to Form S-3 dated May 5, 1997).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 16, 1997

                                            DI INDUSTRIES, INC.

                                            By:     /s/ T. SCOTT O'KEEFE
                                              ----------------------------------
                                              T. Scott O'Keefe,
                                              Senior Vice President and Chief
                                                Financial Officer